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Exhibit 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

		Fiscal Years Ended December 31,
	2013	2012	2011	2010	2009
Income from continuing operations	$(281,533)	$(546,393)	$(179,604)	$(116,924)	$(70,983)
Add back:
Income tax	(17,025)	(14,139)	3,850	5,025	4,737
Fixed charges	116,755	133,220	139,453	132,106	109,156

Earnings	$(181,803)	$(427,312)	$(36,301)	$20,207	$42,910

Interest expense	100,480	107,670	111,948	101,201	77,272
Amortization of debt issuance costs	4,101	14,101	6,226	5,706	9,565
Amortization of debt discounts/(premium)	7,288	5,999	17,379	21,299	19,519
Assumed interest component of rent expense(1)	4,886	5,450	3,900	3,900	2,800

Fixed charges	$116,755	$133,220	$139,453	$132,106	$109,156

Ratio of Earnings to Fixed Charges	(1.56)	(3.21)	(0.26)	0.15	0.39

Dollar deficiency	$298,558	$560,532	$175,754	$111,899	$66,246

(1)
Amounts represent those portions of rent expense (one-third) that are reasonable approximations of interest costs.

 COMPUTATION OF PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES

	Fiscal Year Ended December 31, 2013
	Actual	Adjustment		As adjusted
Income from continuing operations	$(281,533)	$(8,222)		$(289,755)
Add back:
Income tax	(17,025)	—		(17,025)
Fixed charges	116,755	8,222		124,977

Earnings	$(181,803)	—		$(181,803)

Interest expense	100,480	9,275	(1)	109,755
Amortization of debt issuance costs	$4,101	(2,125)	(2)	1,976
Amortization of debt discounts/(premium)	7,288	1,072	(3)	8,360
Rentals at computed interest factor(4)	4,886	—		4,886

Fixed charges	$116,755	$8,222		$124,977

Ratio of Earnings to Fixed Charges	(1.56)			(1.45)

Dollar deficiency	$298,558			$306,780

(1)
Amount comprised of $4,606 thousand of estimated net increase in interest expense resulting from the redemption of the 2016 Fixed Rate Notes and the issuance of the New Notes, and $4,669 thousand of interest related to the $30.0 million Time Warner Term Loan.

(2)
Amount represents the amortization of debt issuance costs related to the 2016 Fixed Rate Notes recorded in the fiscal year ended December 31, 2013.

(3)
Amount represents the amortization of debt premium related to the 2016 Fixed Rate Notes recorded in the fiscal year ended December 31, 2013.

(4)
Amount represents those portions of rent expense (one-third) that are reasonable approximations of interest costs.

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  Exhibit 12.1
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
COMPUTATION OF PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES